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                                                                      EXHIBIT 21



List of Subsidiaries

Company (State of
  Incorporation                          Parent              Percentage of Stock
- -------------------                ------------------        -------------------

Helene Curtis, Inc.
(Illinois)                         Registrant                       100%
Helene Curtis, Ltd./LTEE
 (Canada)                          Helene Curtis, Inc.              100%
Helene Curtis (Europa)
 B.V. (Holland)                    Helene Curtis, Inc.              100%
Loma Holdings
 Incorporated (Nevada)             Helene Curtis, Inc.              100%
Economy Beauty Supply
 Company (California)              Loma Holdings Incorporated       100%
H.C. Enterprises, Inc.
 (Japan)                           Economy Beauty Supply Company    100%
Helene Curtis Japan, Inc.
 (Japan)                           H.C. Enterprises, Inc.           100%
Helene Curtis Australia Pty.
 Ltd. (Australia)                  Helene Curtis, Inc.              100%
Helene Curtis New Zealand
 (New Zealand)                     Helene Curtis, Inc.              100%
Helene Curtis Scandinavia AB
 (Sweden)                          Helene Curtis, Inc.              100%
Helene Curtis International,
 Inc.    (Delaware)                Helene Curtis, Inc.              100%
Helene Curtis International
 Italia, S.p.A. (Italy)            Helene Curtis International,
                                    Inc.                            100%
Helene Curtis U.S.A., Inc.         Helene Curtis, Inc.              100%
    (Illinois)


    Above listing does not include subsidiaries, which considered in the aggregate would not constitute a significant subsidiary.


Note:  All subsidiaries are included in the consolidated financial statements.